Exhibit 99.1

Interstate Power and Light Company An Alliant Energy Company

Corporate Headquarters 4902 North Biltmore Lane Madison, WI 53718-2148

News Release

FOR IMMEDIATE RELEASE	Media Contact: Scott Reigstad (608) 458-3145 Investor Relations: Susan Gille (608) 458-3956

Interstate Power and Light Company Announces Pricing of Debt Offering

Senior Debentures will be due in 2024

CEDAR RAPIDS, Iowa – November 18, 2014 – Interstate Power and Light Company (IPL), a wholly-owned subsidiary of Alliant Energy Corporation (NYSE: LNT), today announced the pricing of a public offering of $250,000,000 aggregate principal amount of senior debentures. The senior debentures have an interest rate of 3.25% and will be due on December 1, 2024.

IPL intends to apply the approximately $246.5 million in net proceeds, before expenses, from this offering to reduce outstanding capital under its receivables purchase and sale program, reduce commercial paper and for general corporate purposes.

The offering was marketed through a group of underwriters consisting of Barclays Capital Inc., BNY Mellon Capital Markets, LLC, and Goldman, Sachs & Co. as joint book-running managers, and Robert W. Baird & Co., Inc., Samuel A. Ramirez & Company, Inc., and The Williams Capital Group, L.P. as co-managers.

The offering is being made only by means of a prospectus supplement and accompanying prospectus, which are part of a shelf registration statement IPL filed with the Securities and Exchange Commission, copies of which may be obtained from Barclays Capital Inc. by calling 1-888-603-5847, from BNY Mellon Capital Markets, LLC by calling 1-800-269-6864, or from Goldman, Sachs & Co. by calling 1-866-471-2526. An electronic copy of the prospectus will be available from the Securities and Exchange Commission’s website at www.sec.gov.

This press release does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor will there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Alliant Energy

Alliant Energy Corporation’s Iowa and Minnesota utility subsidiary, Interstate Power and Light Company (IPL), utilizes the trade name of Alliant Energy. The Iowa and Minnesota utility is based in Cedar Rapids, Iowa, and provides electric service to 530,000 customers and natural gas service to 235,000 customers in more than 700 communities. The employees of Alliant Energy focus on delivering the energy and exceptional service their customers and communities expect – safely, efficiently, and responsibly. Visit alliantenergy.com or call 1-800-ALLIANT (800-255-4268) for more information. Alliant Energy Corporation is traded on the New York Stock Exchange under the symbol LNT.